Exhibit 21.1

Subsidiaries of Registrant

CreXus S Holdings LLC, Delaware limited liability company.
CreXus F Asset Holdings LLC, Delaware limited liability company.
CreXus TALF Holdings LLC, Delaware limited liability company.